Exhibit 1A-11

Consent of Independent Auditors

We consent to the use in this Offering Statement on Form 1-A of East Bay Permanent Real Estate Cooperative, Inc. of our report dated March 31, 2023, relating to the financial statements of East Bay Permanent Real Estate Cooperative, Inc. as of December 31, 2022 and 2021, and for the years then ended; and to the reference of our firm under the heading “Experts” in the Offering Circular, which is part of this Offering Statement.

Wegner CPAs, LLP

Madison, Wisconsin

July 30, 2023

608.274.4020 | wegnercpas.com